Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of this Registration Statement on Form S-1 of our report dated July 9, 2009, with respect to the consolidated financial statements of Stem Cell Therapy International, Inc., a development stage company, from December 2, 2004 (date of inception) through the fiscal year ended March 31, 2009 and to the reference to our firm under the heading “Experts”. The consolidated financial statements of Stem Cell Therapy International, Inc., as of March 31, 2008, and from December 2, 2004, (date of inception), were audited by other auditors.

Brimmer, Burek & Keelan, LLP

Tampa, Florida

December 14, 2009